Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Government Money Market ProFund (formerly Money Market ProFund) on Form N-1A (“Registration Statement”) of our report dated February 23, 2016, relating to the financial statements which appear in the December 31, 2015 Annual Report to the Shareholders of Government Cash Management Portfolio (formerly Cash Management Portfolio) which is also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 30, 2016